Exhibit 4.1.1

MACROPORE BIOSURGERY, INC.

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is made as of May 12, 2005 between MACROPORE BIOSURGERY, INC., a Delaware corporation (the “Corporation”), and COMPUTERSHARE TRUST COMPANY, INC., a Colorado Corporation (the “Rights Agent”).

WHEREAS, the Corporation and the Rights Agent entered into that certain Rights Agreement dated as of May 29, 2003 (the “Rights Agreement”) (capitalized terms used in this Agreement but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Corporation and the Rights Agent desire to irrevocably amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment No. 1 to Rights Agreement hereby agree as follows:

AMENDMENT

1.             Amendment of the Rights Agreement.  A new Section 27 of the Rights Agreement is hereby added as follows:

“27.  Beneficial Ownership by Neil Gagnon.

Notwithstanding anything to the contrary in this Agreement:  (A) the Beneficial Ownership by Neil Gagnon, either individually or together with his Affiliates and Associates (including without limitation Gagnon Securities LLC and its Affiliates) (collectively, “Gagnon”) of 20% or less of the outstanding shares Common Stock shall not constitute Gagnon an Acquiring Person; and (B) Gagnon shall not be deemed an Acquiring Person either (i) as a result of the acquisition of Common Stock by the Corporation which, by reducing the number of shares of Common Stock outstanding, increases the proportional number of shares Beneficially Owned by Gagnon; provided however that if (1) Gagnon would become an Acquiring Person (but for the operation of this subclause (B)(i)) as a result of the acquisition of shares of Common Stock by the Corporation, and (2) after such share acquisition by the Corporation, Gagnon becomes the Beneficial Owner of any additional shares of Common Stock, then Gagnon shall be deemed an Acquiring Person, or (ii) if (1) within eight (8) days after Gagnon would otherwise have become an Acquiring Person (but for the operation of this subclause (B)(ii)), Gagnon notifies the Board of Directors of the Corporation that Gagnon did so inadvertently and (2) within two (2) Business Days (as defined in Section 1.8 hereof) after such notification, Gagnon is the Beneficial Owner of 20% or less of the outstanding shares of Common Stock.”

2.             No Other Amendment.  Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.  By executing this Amendment below, the Corporation certifies that this Amendment has been executed and delivered in compliance with the terms of Section 25.2 of the Rights Agreement.  This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Corporation and the Rights Agent as provided under Section 25.2 of the Rights Agreement.

3.             Effect of Amendment.  Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects.  In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.             Counterparts.  This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

MACROPORE BIOSURGERY, INC.
By:	/s/ MARK SAAD
Mark Saad
Chief Financial Officer
COMPUTERSHARE TRUST COMPANY, INC.
By:	/s/ KELLIE GWINN
Kellie Gwinn
Vice President
By:	/s/ JOHN M. WAHL
John M. Wahl
Corporate Trust Officer